Dear Shareholder,
We wish you and your family a happy, healthy, and prosperous New Year. We are pleased to share with you our unaudited financial statements for the fourth quarter and year ending December 31, 2014, as well as our recent developments, including Enterprise Bank’s significant milestone of reaching $2 billion in assets as of the close of the year.
Celebration of Excellence
On November 12, Enterprise Bank celebrated our fifth Celebration of Excellence, a special event to thank and honor those remarkable entrepreneurs, organizations, and community, education, and business leaders who make our world and communities a better and more vibrant place to live, work, and visit.
The 2,000 guests who attended the ceremony at the Lowell Memorial Auditorium were inspired by stories of the honorees’ dedication, perseverance and triumph over adversity, and by the incredibly moving keynote address by US Army Veteran Sal Giunta, the first living Medal of Honor recipient since Vietnam, honored for heroism in Afghanistan.
For more than 25 years, we have witnessed the remarkable results realized by people who are determined to create success. These people are not seeking recognition and know that creating success is its own reward, but it is our honor and privilege to provide them with the public recognition they so richly deserve. Our 2014 Celebration of Excellence award recipients are listed below. To view their acceptance speeches, please visit www.EBCOE.com.

Business of the Year Colony Foods, LLC Lawrence, MA	Educator of the Year Rebecca Duda Dracut, MA	Non-Profit of the Year Catie’s Closet Dracut, MA
Parlee Farms Tyngsboro, MA	Entrepreneur of the Year Nancy Chippendale North Andover, MA	Groundwork Lawrence Lawrence, MA
Corporate Philanthropy Howell Custom Building Group Lawrence, MA	George L. Duncan Award of Excellence Joe Faro, Tuscan Brands, Salem, NH Dorcas Grigg-Saito, Lowell Community Health Center, Lowell, MA	Community Service Dr. John Mulqueen Gardner, MA

Save the Date—Annual Shareholders Meeting
We look forward to seeing you at our Annual Shareholders Meeting on Tuesday, May 5, 2015 at 4:00 p.m. at the UMass Lowell Inn & Conference Center, 50 Warren Street, Lowell, MA. The 2014 Annual Report and proxy materials will be mailed to all shareholders in early April.
10th Anniversary of Enterprise Bank’s Salem, NH Branch
On December 6, 2014, the Salem, NH branch celebrated 10 years of helping to create success for our customers and our communities. The Salem branch was Enterprise Bank’s first expansion into the Southern New Hampshire market, where we now have five branches in Salem, Derry, Hudson, Nashua, and Pelham. We have been honored by the warm welcome we have received from the Salem community over the past 10 years and we value the positive, long-term relationships we have made with our customers and the many wonderful non-profit organizations.
Congratulations to the entire Salem, NH team on 10 successful years!
Tribute to Dr. Carole A. Cowan
Enterprise Bank is proud to join our community in paying tribute to Dr. Carole A. Cowan in her retirement as President of Middlesex Community College. It is impossible to measure the profound impact Carole has had in this region, where her deep commitment to excellence in education and tremendous investment in real estate and quality facilities are matched only by her commitment to give back to the communities served by the college.
We, at Enterprise Bank, are privileged to continue to benefit from Carole’s wisdom and counsel in her role as a bank director, a position she has held with integrity for more than 15 years. Her direction has been instrumental to Enterprise Bank’s success in growing with a purpose, adhering always to our core values, and to our mission and responsibility as a local, independent community bank.
Words cannot express the admiration, respect, and gratitude we extend to Dr. Carole A. Cowan for her service to Enterprise Bank, to her students, and to our community. We wish her all the best in her retirement and look forward to her continued role on our board.
Enterprise Bancorp, Inc. Issues Subordinated Notes
On January 30th we issued $15.0 million in Subordinated Notes. The Notes qualify as regulatory capital. We plan on using a portion of the proceeds to pay off in March 2015 our $10.5 million of Trust Preferred Securities, which also qualify as regulatory capital. The remaining proceeds will be used to support our growth.
In addition to adding a net of $4.5 million in regulatory capital from the issuance of the Subordinated Notes and prepayment of the Trust Preferred Securities, we estimate that due to the lower rate on the

Subordinated Notes, the net cumulative pretax savings will be approximately $1.7 million over the next 10 years, and the net cumulative after tax savings will be approximately $1.1 million. Included in the net cumulative after tax savings estimate is an after tax first quarter 2015 expense of approximately $310 thousand related to the prepayment on the Trust Preferred Securities. The issuance of the Subordinated Notes is a debt offering and is not dilutive to common stockholders.
The full press release that contains additional information regarding the terms of the Notes is enclosed.
As always, if we can be of assistance to you, please do not hesitate to contact us.
We thank you for your continued support of Enterprise Bank.

George L. Duncan	John P. Clancy, Jr.	Richard W. Main
Chairman	CEO	President